Exhibit 4.2

Description of Capital Stock

As of December 31, 2019, BC Partners Lending Corporation had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value 0.001 per share. References herein to “we,” “us,” “our” and “Company” refers to BC Partners Lending Corporation.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Amendment and Restatement (the “charter”), and our Amended and Restated Bylaws (the “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Articles, Bylaws and the applicable provisions of Maryland General Corporation Law (the “MGCL”) for additional information.

General

Under the terms of our charter, our authorized stock consists of 1 billion shares of common stock, par value $0.001 per share, all of which are initially designated as common stock. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans.

As permitted by the MGCL, our charter provides that a majority of the entire board of directors of the Company (the “Board of Directors”), without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our charter also provides that the Board of Directors may classify or reclassify any unissued shares of our common stock into one or more classes or series of our common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our stock, and we can offer no assurances that a market for our stock will develop in the future. We do not currently intend for our shares to be listed on any national securities exchange, although it is possible that they would be listed in the future. Under Maryland law, our stockholders generally are not personally liable for our debts, except as they may be liable by reason of their own conduct or acts. Unless the Board of Directors determines otherwise, we will issue all shares of its stock in uncertificated form.

None of our shares of common stock are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks).

Common Stock

Under the terms of our charter, all shares of our common stock have equal rights as to dividends, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to our stockholders if, as and when authorized by the Board of Directors and declared by the Company out of funds legally available therefor. Shares of our common stock have no preemptive,

Exhibit 4.2

exchange, conversion or redemption rights and our stockholders generally have no appraisal rights. Shares of our common stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except that, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire shares of our common stock to furnish such information as may be necessary to determine whether such person is a Benefit Plan Investor (within the meaning of Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended and certain Department of Labor regulations) or a controlling person, restrict or prohibit transfers of shares of such stock or redeem any outstanding shares of stock for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Directors. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay or otherwise provide for all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to the rights of holders of any other class or series of stock, each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and our stockholders will possess the exclusive voting power. There will be no cumulative voting in the election of directors. Cumulative voting entitles a stockholder to as many votes as equals the number of votes which such holder would be entitled to cast for the election of directors multiplied by the number of directors to be elected and allows a stockholder to cast a portion or all of the stockholder’s votes for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder may not be able to elect as many directors as the stockholder would be able to elect if cumulative voting were permitted. Subject to the special rights of the holders of any class or series of preferred stock to elect directors, each director will be elected by a majority of the votes cast with respect to such director’s election, except in the case of a “contested election” (as defined in our bylaws), in which directors will be elected by a plurality of the votes cast in the contested election of directors.

Preferred Stock

Under the terms of our charter, the Board of Directors may authorize us to issue shares of preferred stock in one or more classes or series, without stockholder approval, to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). The Board of Directors has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. We do not currently anticipate issuing preferred stock in the near future. In the event we issue preferred stock, we will make any required disclosure to our stockholders. We will not offer preferred stock to the Adviser or our affiliates except on the same terms as offered to all other stockholders.

Preferred stock could be issued with terms that would adversely affect our stockholders. Preferred stock could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of

Exhibit 4.2

delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of our common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred stock must be approved by a majority of the independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Directors; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability, subject to the limitations of Maryland law and the requirements of the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders

Exhibit 4.2

indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, subject to the limitations of Maryland law and the requirements of the 1940 Act, to indemnify (1) any present or former director or officer; (2) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee; or (3) the Adviser or any of its affiliates acting as an agent for us, from and against any claim or liability to which the person or entity may become subject or may incur by reason of such person’s service in that capacity, and to pay or reimburse such person’s reasonable expenses as incurred in advance of final disposition of a proceeding. These indemnification rights vest immediately upon an individual’s election as a director or officer. In accordance with the 1940 Act, we will not indemnify any person for any liability to the extent that such person would be subject by reason of such person’s willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.

Maryland Law and Certain Charter and Bylaw Provisions; Anti-Takeover Measures

Maryland law contains, and our charter and bylaws also contain, provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the Board of Director’s ability to negotiate such proposals may improve their terms.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert into another form of business entity, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the corporation’s board of directors and approved by the affirmative vote of our stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser or greater percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Subject to certain exceptions discussed below, our charter provides for approval of these actions by the affirmative vote of our stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Subject to certain exceptions provided in our charter, the affirmative vote of at least 75% of the votes entitled to be cast thereon, with the holders of each class or series of our stock voting

Exhibit 4.2

as a separate class, in addition to the affirmative vote of at least 75% of the members of the Board of Directors, shall be necessary to effect any of the following actions:

• any amendment to our charter to make our common stock a “redeemable security” or to convert the Company from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

•any stockholder proposal as to specific investment decisions made or to be made with respect to our assets;

•any proposal as to the voluntary liquidation or dissolution of the Company or any amendment to our charter to terminate our existence;

•any merger, consolidation or statutory share exchange of the Company with or into any other person; or

• the sale of all or substantially all of our assets, as further described in our charter, when such sale is to be made other than in the ordinary course of our business.

However, if the proposal, transaction or business combination is approved by at least 75% of our continuing directors, the proposal, transaction or business combination may be approved only by the Board of Directors and, if necessary, our stockholders as otherwise would be required by applicable law, our charter and bylaws without regard to the supermajority approval requirements discussed above. A “continuing director” is defined in our charter as a director who (i) is not an interested party (meaning a person who has or proposes to enter into a business combination with us or owns more than 5% of any class of our stock) or an affiliate or an associate of an interested party and who has been a member of the Board of Directors for a period of at least 24 months (or since we commenced operations, if that period is less than 24 months); or (ii) is a successor of a continuing director who is not an interested party or an affiliate or an associate of an interested party and is recommended to succeed a continuing director by a majority of the continuing directors then in office or is nominated for election by our stockholders by a majority of the continuing directors then in office; or (iii) is elected to the Board of Directors to be a continuing director by a majority of the continuing directors then in office and who is not an interested party or an affiliate or associate of an interested party.

Our charter also provides that the Board of Directors is divided into three classes, as nearly equal in size as practicable, with each class of directors serving for a staggered three-year term. Additionally, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, directors may be removed at any time, but only for cause (as such term is defined in our charter) and only by the affirmative vote of our stockholders entitled to cast at least 75% of the votes entitled to be cast generally in the election of directors, voting as a single class. Our charter and bylaws also provide that, except as provided otherwise by applicable law, including the 1940 Act and subject to any rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any vacancy on the Board of Directors, except, until such time as we have three independent directors, for vacancies resulting from the removal of a director by our stockholders, and any

Exhibit 4.2

newly created directorship resulting from an increase in the size of the Board of Directors, may only be filled by vote of the directors then in office, even if less than a quorum, or by a sole remaining director; provided that, under Maryland law, when the holders of any class, classes or series of stock have the exclusive power under our charter to elect certain directors, vacancies in directorships elected by such class, classes or series may be filled by a majority of the remaining directors so elected by such class, classes or series of our stock. In addition, our charter provides that, subject to any rights of holders of one or more classes or series of stock to elect or remove one or more directors, the total number of directors will be fixed from time to time exclusively pursuant to resolutions adopted by the Board of Directors.

The classification of the Board of Directors and the limitations on removal of directors described above as well as the limitations on our stockholders’ right to fill vacancies and newly created directorships and to fix the size of the Board of Directors could have the effect of making it more difficult for a third party to acquire the Company, or of discouraging a third party from acquiring or attempting to acquire the Company.

Maryland law and our charter and bylaws also provide that:

• any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of our stockholders may only be taken if it is properly brought before such meeting or by unanimous consent in lieu of a meeting;

  • special meetings of our stockholders may only be called by the Board of Directors, the chairman of the Board of Directors or the chief executive officer, and must be called by the secretary upon the written request of our stockholders who are entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting; and

• from and after the Initial Closing, any stockholder nomination or business proposal to be properly brought before a meeting of our stockholders must have been made in compliance with certain advance notice and informational requirements.

Our charter also provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, as amended, including the notice and disclosure requirements. Among other things, the offeror must provide us with notice of such tender offer at least ten business days before initiating the tender offer. Our charter prohibits any stockholder from transferring shares of stock to a person who makes a tender offer which does not comply with such provisions unless such stockholder has first offered such shares of stock to us at the tender offer price in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.

These provisions could delay or hinder stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly

Exhibit 4.2

called stockholders meeting, and not by written consent. The provisions of our charter requiring that the directors may be removed only for cause and only by the affirmative vote of at least three-quarters of the votes entitled to be cast generally in the election of directors will also prevent our stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote. In addition, although the advance notice and information requirements in our bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or business proposals that are made in compliance with applicable advance notice procedures, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Under the MGCL, a Maryland corporation generally cannot amend its charter unless the amendment is declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser or greater percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Subject to certain exceptions discussed below, our charter provides for approval of charter amendments by the affirmative vote of our stockholders entitled to cast a majority of the votes entitled to be cast on the matter. The Board of Directors, by vote of a majority of the members of the Board of Directors, has the exclusive power to adopt, alter, amend or repeal our bylaws. Our charter provides that any amendment to the following provisions of our charter, among others, shall require, in addition to any other vote required by applicable law or our charter, the affirmative vote of our stockholders entitled to cast at least three-quarters of the votes entitled to be cast thereon, with the holders of each class or series of our stock voting as a separate class, in addition to the affirmative vote of at least 75% of the members of the Board of Directors, unless three-quarters of the continuing directors approve the amendment, in which case such amendment must be approved as would otherwise be required by applicable law, our charter:

• the provisions regarding the classification of the Board of Directors;

• the provisions governing the removal of directors;

• the provisions limiting stockholder action by written consent;

• the provisions regarding the number of directors on the Board of Directors;

• the provisions specifying the vote required to approve extraordinary actions and amend our charter and the Board of Directors’ exclusive power to amend our bylaws;

• the limitations of directors’ and officers’ liability for money damages and the requirement that we indemnify its directors and officers as described above; and

Exhibit 4.2

• the provisions imposing additional voting requirements on certain business combinations and other actions.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election as directors and the proposal of business to be considered by our stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by tour bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election as directors at a special meeting at which directors are to be elected may be made only (a) by or at the direction of the Board of Directors or (b) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring our stockholders to give us advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform our stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of our stockholders. Although our bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, the advance notice and information requirements may have the effect of precluding election contests or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and our stockholders.

No Appraisal Rights

For certain extraordinary transactions and charter amendments, the MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. As permitted by the MGCL, our charter provides that our stockholders will not be entitled to exercise appraisal rights unless the Board of Directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions

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occurring after the date of such determination in connection with which our stockholders would otherwise be entitled to exercise appraisal rights.

Control Share Acquisitions

Certain provisions of the MGCL provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, which is referred to as the Control Share Acquisition Act. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

  •one-third or more but less than a majority; or

  •a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholder meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

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The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of stock. There can be no assurance that such provision will not be amended or eliminated at time in the future. However, the SEC staff has taken that position that, if a BDC fails to opt-out of the Control Share Acquisition Act, its actions are inconsistent with Section 18(i) of the 1940 Act and we will amend our bylaws to be subject to the Control Share Acquisition Act only if the Board of Directors determines that it would be in our best interests and if the SEC staff does not object to our determination that being subject to the Control Share Acquisition Act does not conflict with the 1940 Act.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•any person who beneficially owns 10% or more of the voting power of the corporation’s stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the corporation’s board of directors approves in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

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These super-majority vote requirements do not apply if holders of the corporation’s common stock receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the corporation’s board of directors before the time that the interested stockholder becomes an interested stockholder. The Board of Directors has adopted a resolution exempting from the requirements of the statute any business combination between the Company and any other person, provided that such business combination is first approved by the Board of Directors (including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act). This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Reports to Stockholders

We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of our Form 10 under the Exchange Act, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.

Conflict with the 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such act) and the Business Combination Act or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.